Exhibit (g)(1)

CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.

INVESTMENT ADVISORY AGREEMENT

September 26, 2023

AGREEMENT, made as of September, 2023 between Credit Suisse Asset Management Income Fund, Inc., a Maryland corporation (the “Fund”), and Credit Suisse Asset Management, LLC, a Delaware limited liability company (the “Adviser”).

RECITALS:

WHEREAS, the Fund is a diversified, closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is engaged principally in rendering management and investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

WHEREAS, the Fund desires to retain the Adviser to render management and investment advisory services to the Fund in the manner and on the terms hereinafter set forth; and

WHEREAS, the Adviser is willing to provide management and investment advisory services to the Fund on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.             The Fund hereby appoints the Adviser to act as investment adviser to the Fund. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.             Subject to the supervision of the Board of Directors of the Fund (the “Board”), the Adviser will manage the portfolio of securities and investments (including cash) belonging to the Fund including the purchase, retention and disposition thereof and the execution of agreements relating thereto, in accordance with the Fund’s investment objective, policies and restrictions as stated in the Prospectus (as defined in paragraph 4(f) of this Agreement) and subject to the following understandings:

(a)       The Adviser shall furnish a continuous investment program for the Fund and in so doing shall determine from time to time what investments or securities will be purchased, retained or sold by the Fund, and what portion of the assets will be invested or held uninvested as cash, and shall oversee risks of such investments;

(b)       The Adviser shall use its best judgment in the performance of its duties under this

Agreement;

(c)       The Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Fund’s Articles of Incorporation, Bylaws (each as defined below), Prospectus, SAI (each as defined below), annual reports to shareholders, and with the instructions and directions of the Board and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

(d)       The Adviser shall determine the securities to be purchased or sold by the Fund and as agent for the Fund will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities; in placing orders with brokers and/or dealers the Adviser intends to seek the best available price and execution for purchases and sales; the Adviser shall also determine whether or not the Fund shall enter into repurchase or reverse repurchase agreements. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other customers, the Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and, if applicable, to such other customers;

(e)       The Adviser shall maintain books and records with respect to the securities transactions of the Fund and shall render to the Board such periodic and special reports as the Board may reasonably request;

(f)        The Adviser shall provide the Fund’s Custodian as required with information relating to all transactions concerning the assets belonging to the Fund, except purchases of and any sales of the Fund’s Common Stock (“Fund Shares”);

(g)       The Adviser shall apprise the Board of important developments materially affecting the Fund;

(h)       The Adviser shall furnish to third-party data reporting services all currently available standardized performance information and other customary data;

(i)        The Adviser shall provide other information and services required in connection with the preparation and filing with regulatory authorities of all registration statements and Prospectuses, Prospectus supplements, SAIs, and annual, semi-annual and periodic reports to shareholders of the Fund;

(j)        The Adviser shall assist in supervising all aspects of the Fund’s operations, except those performed by other parties pursuant to written agreements with the Fund;

(k)       The Adviser shall act as liaison between the Fund and the Fund’s independent registered public accountants, counsel, custodian or custodians, transfer agent and administrator, and take all reasonable action to assure that all necessary and reasonably requested information is made available to each of them; make reports and recommendations to the Board regarding the performance of service providers; and actively participate with other relevant parties in the resolution of matters raised affecting the Fund and its operations;

(l)        The Adviser shall act as liaison with the SEC and other regulators in relation to inquiries and inspections relating to the Fund;

(m)      The Adviser shall perform certain legal duties for the Fund; retain and manage outside counsel as appropriate;

(n)       The Adviser shall provide infrastructure and support services to the Fund;

(o)       The Adviser shall perform valuation services with respect to investments held by the Fund to the extent not provided by other service providers;

(p)       The Adviser shall respond to Fund shareholder complaints and shareholder inquiries as requested by the Fund’s transfer agent; and

(q)       The Adviser shall prepare reports and provide information regarding the Fund as reasonably requested by other Fund service providers.

The investment management services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

3.             The Adviser is authorized to select the brokers and dealers that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best efforts to obtain the best available price and execution, except as prescribed herein. Unless and until otherwise directed by the Board, the Adviser may also effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.

4.             The Fund has delivered copies of each of the following documents to the Adviser and will promptly notify and deliver to it all future amendments and supplements, if any:

(a)       Articles of Incorporation of the Fund, filed with the Department of Assessments and Taxation of the State of Maryland on February 11, 1987 (such Articles of Incorporation, as presently in effect and as amended from time to time, being herein called the “Articles of Incorporation”);

(b)       Bylaws of the Fund (such Bylaws, as presently in effect and as amended from time to time, being herein called the “Bylaws”);

(c)        Certified resolutions of the Board authorizing the appointment of the Adviser and approving the form of this Agreement;

(d)       Registration Statement under the Securities Act of 1933, as amended, on Form N-2, if any, as from time to time in effect (the “Registration Statement”);

(e)       Notification of Registration of the Fund under the 1940 Act on Form N-8A as filed with the Commission on February 13, 1987 and all amendments thereto; and

(f)        Prospectus and Statement of Additional Information of the Fund, if any, as from time to time in effect (the “Prospectus” and the “SAI”, respectively).

5.             The Adviser shall authorize and permit any of its partners, agents and employees who may be elected as directors or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any of such partners, agents or employees of the Adviser.

6.             The Adviser shall keep the Fund’s books and records required to be maintained by it pursuant to paragraph 2(e) of this Agreement. The Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records to the Fund upon the Fund’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a- 2 of the Commission under the 1940 Act any such records as are required to be maintained by the Adviser with respect to the Fund by Rule 31a-1 of the Commission under the 1940 Act.

7.             The parties hereto acknowledge and agree that the Adviser may receive from the Fund “personal information,” in the context of providing services pursuant to the Agreement (“ Personal Information”), as such term is defined under applicable data privacy laws or regulations (“Applicable Data Privacy Law”). The Fund acknowledges that, to the extent it has obtained Personal Information, it has obtained all such Personal Information in accordance with Applicable Data Privacy Law, and the transfer of such Personal Data to the Adviser, for the intended purposes, is permissible under Applicable Data Privacy Law. The Adviser agrees to only use such Personal Information for the purpose of performing the services for the Fund. The parties agree to negotiate in good faith any separate agreements required to enable the parties to comply with Applicable Data Privacy Law where necessary. Each party agrees that it will not “sell” (as such term is defined under Applicable Data Privacy Law) any Personal Information. The parties shall undertake administrative, technical, physical and organizational measures designed to protect against unauthorized, accidental or unlawful processing, loss, theft, interception, destruction, access, use, disclosure or similar risks to the Personal Information. The parties shall ensure that any Personal Information provided to any subsidiary of the respective parties shall comply with the terms set forth herein and understand that each respective party shall be responsible for any breach by any subsidiary of such respective party.

8.             During the term of this Agreement the Adviser will pay all expenses (including without limitation the compensation of all its partners, agents and employees serving as directors or officers of the Fund pursuant to paragraph 5 of this Agreement) incurred by it in connection with its activities under this Agreement other than the cost of securities and investments purchased for the Fund (including taxes and brokerage commissions, if any).

9.             For the services provided and the expenses borne pursuant to this Agreement, the Fund will pay to the Adviser as full compensation therefor a fee, computed weekly and payable quarterly, at an annual rate equal to 0.50% per annum of the Average Weekly Base Amount (as defined below). This fee for each quarter will be paid to the Adviser during the month succeeding such quarter. For purposes of this Agreement, “Average Weekly Base Amount” shall mean for any quarter, the average of the lesser of (A) “Market Value” of the Fund’s outstanding shares and (B) the Fund’s net assets, in each case determined as of the last trading day for each week during that quarter. “Market Value” of the Fund’s outstanding shares will be determined as follows:

10.

(a)        if the Fund’s shares are listed or traded on any national securities exchange or on the Nasdaq National Market, the shares shall be valued at the last sale price on the exchange or market on which they are principally traded, on the valuation date; if there is no sale on the valuation date, the shares shall be valued at the mean between the closing bid and asked price;

(b)        if the Fund’s shares are traded over -the-counter but are not listed or traded on any national securities exchange or on the Nasdaq National Market, the shares shall be valued at the last sale price on the valuation date or, if no sale occurs on that date, at the last bid price; or

(c)        if the Fund’s shares are not listed or traded on any recognized securities market or over-the-counter, the shares shall be deemed to have the same value as the underlying net assets of the Fund as of the valuation date.

Upon any termination of this Agreement before the end of a quarter, the fee for such part of that quarter shall be prorated according to the proportion that such period bears to the full quarterly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Fund’s net assets shall be computed at the times and in the manner specified in the Fund’s Registration Statement as from time to time in effect.

11.           The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

12.           This Agreement shall become effective on the date hereof. Upon becoming effective, this Agreement shall remain in effect for an initial term of two years and shall continue in effect from year to year thereafter if such continuance is approved at least annually by (a) a majority of the outstanding voting securities (as defined in the 1940 Act) or by vote of the Board, cast in person at a meeting called for the purpose of voting on such approval, and (b) vote of a majority of the Directors of the Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on 60 days’ written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

13.           The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

14.           This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (a) by vote of a majority of those Directors of the Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

15.           Notices of any kind to be given to the Adviser by the Fund shall be in writing and shall be duly given if mailed or delivered to the Adviser at Eleven Madison Avenue, New York, New York 10010, Attention: Chief Executive Officer, with a copy to: General Counsel or at such other address or to such other individual as shall be specified by the Adviser to the Fund in accordance with this paragraph 14. Notices of any kind to be given to the Fund by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Fund at Credit Suisse Asset Management Income Fund, Inc., Eleven Madison Avenue, New York, New York 10010, Attention: Chairman, with a copy to: Senior Vice President or at such other address or to such other individual as shall be specified by the Fund to the Adviser in accordance with this paragraph 14. The Adviser agrees to notify the Fund of any change in its membership within a reasonable time of such change.

16.           The Fund agrees that if this Agreement is terminated and the Adviser shall no longer be the adviser to the Fund, the Fund will, within a reasonable period of time, change its name to delete reference to “Credit Suisse Asset Management”.

17.           This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

18.           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.

By:	/s/ Karen Regan
Name: Karen Regan
Title: Senior Vice President and Secretary

CREDIT SUISSE ASSET MANAGEMENT, LLC

By:	/s/ John Popp
Name: John Popp
Title: Managing Director